Exhibit 99.1

Alliance Financial Corporation Announces Withdrawal of $25 Million Offensive Common Stock Offering

Syracuse, NY, Nov. 6, 2009 - Alliance Financial Corporation (“Alliance”, or the “Company”) (NASDAQ: ALNC), the holding company for Alliance Bank, N.A., today announced that it has withdrawn its public offering of approximately $25 million in common stock due to market conditions.

Jack H. Webb, President and CEO of Alliance said, “As a result of the current market conditions, the potential pricing for Alliance’s previously announced opportunistic stock offering did not meet our criteria and was not at a level that was in the best interests of our current shareholders.”

Webb added, “While the offering was well received, we remain focused on enhancing shareholder value and disciplined in implementing our strategic objectives, and therefore feel it is in the best interests of our shareholders to withdraw the offering at this time.”

The Company continuously monitors financial market conditions and may recommence the offering should conditions improve.

About Alliance Financial Corporation

Alliance Financial Corporation is an independent financial holding company with Alliance Bank, N.A. as its principal subsidiary that provides retail and commercial banking, and trust and investment services through 29 offices in Cortland, Madison, Oneida, Onondaga and Oswego counties. Alliance also operates an investment management administration center in Buffalo, N.Y., an equipment lease financing company, Alliance Leasing, Inc., and a multi-line insurance agency, Ladd’s Agency, Inc.

Caution about Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and other filings with the SEC. Except as required by law, the Company does not undertake to update forward-looking statements contained in this release.

Contact:	Alliance Financial Corporation

J. Daniel Mohr, Treasurer and CFO

(315) 475-4478